Exhibit 99.1
Republic Property Trust to be Acquired by Liberty Property Trust
Washington, D.C. – July 24, 2007 – Republic Property Trust (NYSE:RPB) (“Republic”) announced today that it has signed a definitive merger agreement to be acquired by Liberty Property Trust (“Liberty”) in an all cash transaction. The total consideration, based upon Republic’s outstanding mortgage debt as of March 31, 2007, is equal to approximately $850 million.
Under the terms of the merger agreement, Liberty will acquire all of Republic’s outstanding common shares for $14.70 per share in cash. The purchase price per share represents a 28% premium over Republic’s closing share price on July 23, 2007. Republic intends to continue to pay its regular quarterly cash dividends at a rate not in excess of $0.125 per common share until the closing of the merger transaction, with any distribution declaration date prohibited from being earlier than ten business days after the end of the applicable fiscal quarter.
Unitholders of Republic Property Limited Partnership, the operating entity through which Republic conducts all of its business and which owns all of Republic’s assets, will receive $14.70 per unit in cash.
Republic’s Board of Trustees approved the merger agreement and will recommend that Republic’s common shareholders approve the transaction. Completion of the transaction, which is currently expected to occur in the fourth quarter of 2007, is contingent upon customary closing conditions and the approval of Republic’s shareholders, who will be asked to vote on the proposed transaction. The transaction is not contingent on receipt of financing by Liberty. Neither Republic’s management nor its trustees are participants in the buying group.
J.P. Morgan Securities Inc. acted as the exclusive financial advisor to Republic’s Board of Trustees and Latham & Watkins LLP and Venable LLP served as legal counsel.
About Republic Property Trust
Republic Property Trust is a fully integrated, self-administered and self-managed real estate investment trust formed to own, operate, lease, acquire and develop primarily Class A office properties. The Company’s current portfolio is focused in the Washington, D.C. metropolitan, or Greater Washington, D.C. market.
Safe Harbor
Various statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “strategy,” “plan,” “project,” “believe,” “anticipate,” “intend,” “should,” “will,”

“expect,” “estimate,” and similar expressions identify these forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to differ materially from historical results or from any results expressed or implied by these forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; financing risks; property management risks; the level and volatility of interest rates; financial stability of tenants; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition, disposition, development and joint venture risks; potential environmental and other liabilities; the Company’s ability to pay its estimated distribution at its current rate; the impact of potential management changes; the Company’s ability to acquire its option properties; the outcome of any material litigation; the outcome of the merger with Liberty or any other strategic alternative course of action; and other factors affecting the real estate industry generally. The Company refers you to the documents filed by it from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K (as amended by Form 10-K/A) and Quarterly Reports on Form 10-Q, each of which discusses these and other factors that could adversely affect the Company’s results. The Company does not undertake a duty to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.
Additional Information About the Merger and Where to Find It
This communication is being made in respect of the proposed merger transactions involving Republic Property Trust (the “Trust”). The Trust will file a proxy statement with the SEC in connection with the merger. The Trust urges investors, shareholders and unitholders to read the proxy statement when it becomes available and any other relevant documents filed by the Trust with the SEC because they will contain important information.
The final proxy statement will be mailed to the Trust’s shareholders. The proxy statement and other documents filed with the SEC will be available free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by the Trust will be available free of charge on the investor relations portion of the Trust’s website at www.rpbtrust.com, or by contacting the investor relations department of the Trust, telephone (703) 880-7900.
The Trust and certain of its trustees and executive officers may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the merger. The names of the Trust’s trustees and executive officers and a description of their interests in the Trust is set forth in its Form 10-K/A, which was filed with the SEC on April 30, 2007. Investors, shareholders and unitholders can obtain updated information regarding the direct and indirect interests of the Trust’s trustees and executive officers in the merger by reading the proxy statement when it becomes available.
This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
For Further Information:
Republic Property Trust
Mike Green, 703-880-2900
MGreen@RPBTrust.com